SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement	[_] Confidential, for Use of the
[X] Definitive Proxy Statement	Commission Only (as permitted by
[_] Definitive Addition Materials	Rule 14a-6(e)(2))
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TANISYS TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

——————————————————————————————
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: ———————————————————————————————————————

(2)	Aggregate number of securities to which transaction applies: ———————————————————————————————————————

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

———————————————————————————————————————

(4)	Proposed maximum aggregate value of transaction: ———————————————————————————————————————

(5)	Total fee paid: [_] Fee paid previously with preliminary materials. ———————————————————————————————————————

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[LETTERHEAD OF TANISYS TECHNOLOGY]

February 8, 2001

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2001 Annual Meeting of the Stockholders of Tanisys Technology, Inc. The Annual Meeting will be held on Tuesday, March 20, 2001, at 10:00 a.m., Central Standard Time, at the Barton Creek Conference Center, 8212 Barton Club Drive, in Austin, Texas. The formal Notice of the Annual Meeting is included in the enclosed material.

The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on the operations of Tanisys Technology, Inc.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

We appreciate your investment in Tanisys Technology, Inc. and urge you to return your proxy card as soon as possible.

Sincerely,

/s/Charles T. Comiso
————————————
Charles T. Comiso
President and CEO

TANISYS TECHNOLOGY, INC.
12201 TECHNOLOGY BOULEVARD, SUITE 125
AUSTIN, TEXAS 78727-6101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 20, 2001

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the “Annual Meeting”) of Tanisys Technology, Inc., a Wyoming corporation (“Tanisys” or the “Company”), will be held on Tuesday, March 20, 2001, at 10:00 a.m., Central Standard Time, at the Barton Creek Conference Center, 8212 Barton Club Drive, in Austin, Texas, for the purpose of considering and voting upon the following:

(1)	A proposal to elect two directors to hold office until the 2004 Annual Meeting of Stockholders, and one director to hold office until the 2003 Annual Meeting of Stockholders;

(2)	A proposal to ratify the appointment of Brown, Graham & Company, P.C., as independent public accountants of the Company for the fiscal year ending September 30, 2001; and

(3)	To consider and act upon any other matter which may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors is presently unaware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

     The items of business are more fully described in the Proxy Statement accompanying this notice.

     The Board of Directors has fixed the close of business on January 26, 2001, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company’s principal executive offices during ordinary business hours for a period of ten days prior to the meeting. The list will be open to the examination of any stockholder for any purpose germane to the meeting during this time. The list also will be produced at the time and place of the meeting and will be open during the whole time thereof.

By Order of the Board of Directors, /s/ W. Audie Long —————————————— W. AUDIE LONG Corporate Secretary

Austin, Texas
February 8, 2001

IMPORTANT

You are cordially invited to attend the Annual Meeting in person. Even if you plan to be present, please mark, sign, date and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the meeting, you may vote either in person or by your proxy.

TANISYS TECHNOLOGY, INC.
12201 TECHNOLOGY BOULEVARD, SUITE 125
AUSTIN, TEXAS 78727-6101

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 20, 2001

General Information

     This Proxy Statement and the accompanying proxy are furnished to the stockholders of Tanisys Technology, Inc., a Wyoming corporation (“Tanisys” or the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, March 20, 2001, at 10:00 a.m., Central Standard Time, at Barton Creek Conference Center, 8212 Barton Club Drive, in Austin, Texas, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the Annual Meeting will be voted.

     The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, no par value (the “Common Stock”). At the close of business on January 26, 2001 (the “Record Date”), there were outstanding and entitled to vote 24,156,784 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share. The Company’s Certificate of Incorporation does not permit cumulative voting in the election of directors.

     The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000, as filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2000, has been or is being furnished with this Proxy Statement, which is being mailed on or about February 8, 2001, to the holders of record of Common Stock on the Record Date. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and does not constitute a part of the proxy materials.

Voting and Proxy Procedures

     Properly executed proxies received in time for the Annual Meeting will be voted. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the nominees for directors named herein and for ratification of the appointment of Brown, Graham and Company, P.C., as the Company’s independent public accountants for the fiscal year ending September 30, 2001. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Corporate Secretary at the Company’s executive offices at any time before the enclosed proxy is exercised. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company’s executive offices are located at 12201 Technology Boulevard, Suite 125, Austin, Texas 78727-6101.

     The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of the directors, and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Brown, Graham and Company, P.C., as the

Company’s independent public accountants and any other matters as may properly come before the Annual Meeting or any adjournment thereof. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting. If a quorum is not present in person or represented by proxy, the Annual Meeting may be adjourned until a quorum is obtained.

     Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be counted toward the calculation of a quorum but will have no effect on the voting outcome of a proposal.

     The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, telegram or otherwise. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

OWNERSHIP OF COMMON STOCK

Principal Stockholders and Security Ownership of Management

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s Common Stock at January 22, 2001 by (i) each of the Company’s directors and nominees for director, (ii) each executive officer named in the Summary Compensation Table and (iii) all executive officers and directors as a group. To the best knowledge and belief of management of the Company, no stockholder of the Company owns more than five percent (5%) of the Common Stock. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Commission to mean generally the power to vote or dispose of shares, regardless of any economic interest therein.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class (2)
John R. Bennett	192,450	(3)	*
Charles T. Comiso	1,020,012	(4)	4.1%
Richard R. Giandana	53,750	(5)	*
Parris H. Holmes, Jr.	1,140,680	(6)	4.6%
William D. Jobe	30,000		*
Joseph C. Klein	96,125	(7)	*
Gordon H. Matthews	72,500	(8)	*
Terry W. Reynolds	52,500	(9)	*
Theodore W. Van Duyn	220,500	(10)	*

All executive officers and directors as a group
(9 persons, representing the executive officers
and directors listed above)	2,878,517	(11)	11.5%

__________ *Represents less than one percent (1%) of the issued and outstanding shares of Common Stock.

(1)	Unless otherwise noted, each of the persons named has sole voting and investment power with respect to the shares reported.
(2)	The percentages indicated are based on outstanding stock options exercisable within 60 days from January 22, 2001 for each individual and 24,156,784 shares of Common Stock issued and outstanding at January 22, 2001.
(3)	Includes 56,875 shares that Mr. Bennett has the right to acquire upon exercise of stock options, exercisable within 60 days.

(4)	Includes 375,000 shares that Mr. Comiso has the right to acquire upon exercise of stock options, exercisable within 60 days.
(5)	Includes 22,500 shares that Mr. Giandana has the right to acquire upon exercise of stock options, exercisable within 60 days.
(6)	Includes 147,500 shares that Mr. Holmes has the right to acquire upon exercise of stock options, exercisable within 60 days.
(7)	Includes 74,375 shares that Mr. Klein has the right to acquire upon exercise of stock options, exercisable within 60 days.
(8)	Includes 72,500 shares that Mr. Matthews has the right to acquire upon exercise of stock options, exercisable within 60 days.
(9)	Includes 17,500 shares that Mr. Reynolds has the right to acquire upon exercise of stock options, exercisable within 60 days.
(10)	Includes 37,500 shares that Mr. Van Duyn has the right to acquire upon exercise of stock options, exercisable within 60 days.
(11)	Includes 803,750 shares that 9 directors and executive officers have the right to acquire upon exercise of stock options, exercisable within 60 days.

MATTERS TO COME BEFORE THE ANNUAL MEETING

Proposal 1: Election of Directors

     The Bylaws of the Company provide that the Board of Directors will consist of not less than three nor more than fifteen members and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors at any meeting or by the stockholders at the Annual Meeting. The Board of Directors of the Company has set the number of directors comprising the Board of Directors at seven, with such directors being divided into three classes, of which currently two have two members each and one has one member. Each class is typically elected for a term of three years so that the term of office of one class of directors expires at every annual meeting, although occasionally a director may be elected for a shorter term in order to keep the number of directors in each class approximately equal.

     The Board of Directors has nominated two persons for election as directors in the class whose term of office will expire at the Company’s 2004 Annual Meeting of Stockholders or until their respective successor is elected and qualified. The nominees are Gordon H. Matthews and Charles T. Comiso. The Board of Directors also has nominated one person for election as director in the class whose term of office will expire at the Company’s 2003 Annual Meeting of Stockholders or until his successor is elected and qualified. The nominee is William D. Jobe. The respective terms of the directors expire on the dates set forth below. If all three of the nominees listed above are elected by the stockholders at the Annual Meeting, two vacancies will remain, which may be filled by the Board of Directors upon selection of qualified candidates.

Directors whose terms expire at the 2001 Annual Meeting and nominees for election for terms expiring at the 2004 Annual Meeting	Position and Offices with the Company	Age	Director Since
Gordon H. Matthews	Intellectual Property Officer	64	1994
	and Director
Charles T. Comiso	Chief Executive Officer,	63	1997
	President and Director

Director whose term expires at the 2001 Annual Meeting and nominee for election for term expiring at the 2003 Annual Meeting	Position and Offices with the Company	Age	Director Since
William D. Jobe	Director	63	2001

Directors whose terms expire at the 2002 Annual Meeting	Position and Offices with the Company	Age	Director Since
Parris H. Holmes, Jr.	Chairman of the Board	57	1993
Theodore W. Van Duyn	Director	51	1994

     Biographical information on these directors is set forth below under “Board of Directors and Executive Officers.”

     It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominees. Management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

     The enclosed form of proxy provides a means for the holders of Common Stock to vote for all of the nominees listed therein or to withhold authority to vote for one or more of such nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The director nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors.

Committees of the Board of Directors

     The business of the Company is managed under the direction of its Board of Directors. The Company’s Board of Directors has established two standing committees: (1) the Audit Committee and (2) the Compensation/Stock Option Committee. The Board of Directors does not currently utilize a nominating committee or committee performing similar functions.

     The Audit Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Holmes and Jobe are the current members of the Audit Committee. The Audit Committee acts on behalf of the Board of Directors with respect to the Company’s financial statements, record-keeping, auditing practices and matters relating to the Company’s independent public accountants, including recommending to the Board of Directors the firm to be engaged as independent public accountants for the next fiscal year; reviewing with the Company’s independent public accountants the scope and results of the audit and any related management letter; consulting with the independent public accountants and management with regard to the Company’s accounting methods and the adequacy of its internal accounting controls; approving professional services by the independent public accountants; and reviewing the independence of the independent public accountants.

     The Compensation/Stock Option Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Holmes and Van Duyn are the current members of the Compensation/Stock Option Committee. The Compensation/Stock Option Committee’s functions include reviews and recommendations concerning major compensation policies and compensation of officers and executive employees, including stock options.

Meetings of the Board of Directors

     During the fiscal year ended September 30, 2000, the Board of Directors met four times and took action on thirty-two occasions by unanimous written consent, the Audit Committee met four times and the Compensation/Stock Option Committee met four times and took action on eight occasions by unanimous written consent. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

Compensation of Directors

     Directors are not paid a fee for attending Board of Director or committee meetings but are reimbursed for their travel expenses to and from the meetings.

     Stock Options. Outside directors were granted stock options under the Company’s 1993 Stock Option Plan at the time of their election or appointment to the Board of Directors from April 1994 until January 1997, when the Board of Directors approved the Company’s 1997 Stock Option Plan for Non-Employee Directors (the “Director Plan”). A total of 2,000,000 shares of Common Stock are subject to the Director Plan. Pursuant to the terms of the Director Plan, upon election and re-election to the Board of Directors of the Company, each eligible director is granted an option to purchase 25,000 shares of Common Stock effective as of the date of such election or re-election, with vesting over a three-year period. In addition, the Company may grant discretionary options under the Director Plan. On December 6, 2000, the Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission requesting that a total of 7,000,000 shares of Common Stock be registered and set aside for both of the Company’s stock option plans, including the 2,000,000 shares of Common Stock subject to the Director Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS.

Proposal 2: Ratification of Appointment of Independent Public Accountants

     The Board of Directors, upon the recommendation of its Audit Committee, has appointed the firm of Brown, Graham and Company, P.C., to serve as independent public accountants of the Company for the fiscal year ending September 30, 2001. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Brown, Graham and Company, P.C., has served as independent public accountants of the Company with respect to the Company’s consolidated financial statements for the fiscal years ending September 30, 1999 and 2000 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Brown, Graham and Company, P.C., the Board of Directors may reconsider the appointment.

     Representatives of Brown, Graham and Company, P.C., will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     Assuming the presence of a quorum, ratification of the appointment of Brown, Graham and Company, P.C., requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote in person or by proxy at the Annual Meeting. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL
TO RATIFY THE APPOINTMENT OF BROWN, GRAHAM AND COMPANY, P.C., AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2001.

FURTHER INFORMATION

Board of Directors and Executive Officers

     Set forth below is information with respect to each director and executive officer of the Company as of January 22, 2001. The executive officers are elected by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any two directors or executive officers.

Name	Age	Position(s)
Charles T. Comiso	63	President, Chief Executive Officer and Director
John R. Bennett	40	Vice President of Sales and Marketing
Richard R. Giandana	58	Vice President of Human Resources and Administration
Joseph C. Klein	44	Vice President of Operations and Engineering
Terry W. Reynolds	44	Vice President of Finance and Chief Financial Officer
Parris H. Holmes, Jr.	57	Chairman of the Board (1)(2)
William D. Jobe	63	Director (1)
Gordon H. Matthews	64	Intellectual Property Officer and Director
Theodore W. Van Duyn	51	Director (2)

(1)	Member of the Audit Committee.
(2)	Member of the Compensation/Stock Option Committee

     The following are biographies of the Company’s executive officers and directors, including all positions currently held with the Company and positions held during the last five years.

     Charles T. Comiso joined the Company as President, Chief Executive Officer and Director in October 1997. Prior to joining the Company, Mr. Comiso served as a Senior Officer of Wyse Technology, Inc. from 1984 to September 1997. From 1995 to September 1997, Mr. Comiso served as Senior Vice President of the parent company and from 1990 to 1995 as President and Chief Executive Officer of Link Technologies, Inc., a wholly owned subsidiary of Wyse Technology, Inc. Mr. Comiso is an electrical engineer with more than 35 years of technology industry experience and also has held positions with Hewlett Packard Company, Texas Instruments, IT&T Labs and Bendix Corporation.

     John R. Bennett, Vice President of Sales and Marketing, joined the Company in November 1996 with many years of sales and marketing experience in the electronics, computer and peripherals businesses. Mr. Bennett became the Vice President of Sales and Marketing in October 1999. From October 1997 to September 1999, Mr. Bennett served as Vice President of Sales. Prior to being appointed Vice President of Sales in October 1997, Mr. Bennett served as Director of Sales at Tanisys. Other positions held by Mr. Bennett include Senior Consultant, IBM, from October 1995 to November 1996, Vice President, Marketing, CACTUS Inc., from August 1994 to October 1995, and National Marketing Manager and National Sales Manager, CalComp (Division of Lockheed), from July 1988 to August 1994.

     Richard R. Giandana, Vice President of Human Resources and Administration, joined the Company in May 1998 with many years’ experience in domestic and international human resources and education management, including experience in Europe, Australia and Latin America. He has worked in high-tech manufacturing with IBM, Xerox and Tandem Computers. Mr. Giandana was formerly a member of the faculties at the Rochester Institute of Technology in New York and Cabrillo College in California. He was also President of the Center for Training and Communication in Scotts Valley, California and has provided consulting services and training to high-tech firms in California and Texas, including his Selling Ideas to Decision Makers seminar.

     Joseph C. Klein, Ph.D., joined the Company in November 1997 as Vice President of Engineering and became the Vice President of Operations and Engineering in January 2000. Dr. Klein has over 15 years of experience in the electronics and computer industry. Prior to joining the Company, Dr. Klein was Vice President of Engineering/Research and Development for PNY Technologies, Inc. from November 1994 to November 1997 and was World Wide Manager of Semiconductor Memory Product for IBM from November 1984 to November 1994.

     Terry W. Reynolds, CPA, joined the Company as Vice President of Finance in January 2000 and was promoted to Chief Financial Officer in January 2001. Prior to joining the Company, Mr. Reynolds served from October 1998 to December 1999 as Chief Financial Officer of Doyle Wilson Homebuilder, Inc. From September 1996 to October 1998, he was the Chief Financial Officer for Windsport, and prior to that he worked for the public accounting firms of Charles Douthitt & Co. and Arthur Andersen LLP. He has over 20 years’ experience in financial management and has also held positions with Chrysler Technologies Corporation and First Financial Corporation. Mr. Reynolds is a Certified Public Accountant licensed in the state of Texas.

     Parris H. Holmes, Jr. has served as Chairman of the Board since October 1997 and as Director of the Company since August 1993. Mr. Holmes has been Chairman and Chief Executive officer of Billing Concepts Corp., formerly a third-party billing clearinghouse and information management services business, since May 1996. Mr. Holmes served as Chairman of the Board of USLD Communications Corp. from September 1986 until August 1996 and continued as Chairman of the Board of USLD Communications Corp. until June 1997.

     William D. Jobe has served as a director since December 2000. Mr. Jobe has been actively involved in venture capital related to computer systems, communications and software since 1991. Prior to that, he was President of MIPS Technology Development in Silicon Valley, Executive Vice President of MIPS Computer Systems, President of Plexus Computers and Vice President and General Manager of North American Sales and General Distribution of Data General Corporation.

     Gordon H. Matthews has served as a Director of the Company since 1994 and has recently joined the Company as its Intellectual Property Officer. Mr. Matthews is a named inventor in over 40 U.S. and foreign patents, and is the acknowledged inventor of voice mail. Mr. Matthews serves on the boards of two publicly traded companies, Tanisys Technology, Inc. and Vtel Corporation. He is also on the board of two private companies, PresmiseNet, Inc. and VIEO, Inc. He was recognized as the Inventor of the Year by the Texas Bar Association and was nominated for induction into the National Inventor’s Hall of Fame. Mr. Matthews owns and operates a strategic consulting service that teaches companies the methodology of creating meaningful patent portfolios.

     Theodore W. Van Duyn has served as a Director since March 1994. Mr. Van Duyn was Chief Technology Officer of BMC Software, Inc. from February 1993 to August 2000. Mr. Van Duyn joined BMC Software, Inc. in 1985 as Director of Research and served as Senior Vice President, Research and Development, from 1986 until assuming the position of Chief Technology Officer in 1993. He retired from BMC Software, Inc. in August 2000.

     All directors hold office for their elected terms or until their successors are duly elected and qualified. If a director should be disqualified or unable to serve as a director, the Board of Directors may fill the vacancy so arising for the unexpired portion of his term. All officers serve at the discretion of the Board of Directors. There are no family relationships between members of the Board of Directors or any executive officers of the Company.

Compensation/Stock Option Committee Report on Executive Compensation

     General. The Compensation/Stock Option Committee of the Board of Directors of the Company (the “Committee”) has furnished the following report on the Company’s executive compensation policies. The report describes the Committee’s compensation policies applicable to the Company’s executive officers and provides specific information regarding the compensation of the Company’s Chief Executive Officer. (The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.)

     The Committee is comprised of two outside directors, Messrs. Holmes and Van Duyn, and oversees all aspects of the Company’s executive compensation policy and reports its determinations to the Board of Directors. The Committee’s overall goal is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of, the Company’s compensation policies. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

     Compensation Philosophy. The Company’s executive compensation policies have four primary objectives: to attract and retain highly competent executives to manage the Company’s business, to offer executives appropriate incentives for accomplishment of the Company’s business objectives and strategy, to encourage stock ownership by executives to enhance mutuality of interest with stockholders and to maximize long-term stockholder value. The Committee believes that the compensation policies should operate in support of these objectives and should emphasize the following: a long-term and at-risk focus, a pay-for-performance culture, an equity orientation and management development.

     Elements of Compensation. Each element of compensation considers median compensation levels paid within the competitive market. Competitive market data compares the Company’s compensation practices to a group of comparable companies that tend to have similar sales volumes, market capitalizations, employment levels and lines of business. The Committee reviews and approves the selection of companies used for compensation comparison purposes.

     The key elements of the Company’s executive compensation are base salary, annual incentive and long-term incentive. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive’s total compensation package.

     Base Salaries. Base salaries for executives are initially determined by evaluating executives’ levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Base salaries are below the size-adjusted medians of the competitive market.

     Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Committee considers the executive’s efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers, suppliers and employees, and demonstrating leadership abilities among co-workers. As Chief Executive Officer, Mr. Comiso received $180,000 base salary and elected to defer until the fiscal year 2001 an increase in base salary provided for in his employment agreement (See “Employment Agreements”).

     Annual Incentive. Each year, the Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth, net profitability and cost control. The Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Committee believes that the Company’s growth in revenue and profitability requires subjectivity on the part of the Committee when determining incentive payments. The Committee believes that specific formulae restrict flexibility and are too rigid at this stage of the Company’s development. Mr. Comiso as President and Chief Executive Officer, was awarded a bonus of $50,000 as a result of the success of the Company in fiscal 2000.

     Long-Term Incentives. The Company’s long-term compensation philosophy provides that long-term incentives should relate to improvement in stockholder value, thereby creating a mutuality of interests between executives and stockholders. Additionally, the Committee believes that the long-term security of executives is critical for the perpetuation of the Company. Long-term incentives are provided to executives through the Company’s 1993 Stock Option Plan and through restricted stock awards.

     In keeping with the Company’s commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise an appreciable portion of an executive’s total compensation package. When awarding long-term incentives, the Committee considers executives’ respective levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparable companies. Again, the Committee does not utilize formal mathematical formulae when determining the number of options/shares granted to executives.

     Stock Options. Stock options generally are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the price of the Common Stock appreciates after the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

     In fiscal 2000, Mr. Comiso received options to purchase a total of 650,000 shares of Common Stock with exercise prices of $0.48 per share, an option to purchase 250,000 shares of Common Stock with an exercise price of $0.50 per share, and an option to purchase 300,000 shares of Common Stock at $0.52, all such options vesting 25% on each of the first four anniversaries of the date of grant. In determining the number of shares subject to the options granted to Mr. Comiso, the Committee considered numerous subjective factors indicative of Mr. Comiso’s dedication to the success of the Company. As of January 22, 2001, Mr. Comiso owned 645,012 shares of the Company’s Common Stock and, including the fiscal 2000 grants, held options to purchase a total of 1,800,000 shares. The Compensation Committee believes that this equity interest provides an appropriate link to the interests of stockholders.

     Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1.0 million limitation on the deductibility of certain compensation paid to each of the Company’s five highest paid executives. Excluded from this limitation is compensation that is “performance based.” For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, the Company believes that compensation relating to options granted under the Company’s 1993 Stock Option Plan should be excluded from the $1.0 million limitation calculation. The Compensation/Stock Option Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

     Restricted Stock Awards. As detailed in the “Summary Compensation Table” under the caption “Executive Compensation” below, Mr. Comiso, the Company’s President and Chief Executive Officer, was granted 300,000 shares of restricted Common Stock of the Company on January 12, 2000, in consideration for his efforts in the sale of the Company’s memory module manufacturing business. The restricted stock vested on January 12, 2001. In addition, Mr. Comiso received 100,000 shares of restricted Common Stock of the Company for his work in completing a private placement of the Company’s Common Stock in March 2000. These shares of restricted stock will vest on March 8, 2001. The Committee believes that restricted stock provides an immediate link to stockholder interests.

     Conclusion. The Committee believes these executive compensation policies serve the interests of the stockholders and the Company effectively. The Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company’s overall future successes, thereby enhancing the value of the Company for the stockholders’ benefit.

Compensation/Stock Option Committee of the Board of Directors

Parris H. Holmes, Jr.
Theodore W. Van Duyn

Executive Compensation

     The following Summary Compensation Table sets forth information concerning compensation of the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose base salary and bonus exceeded $100,000 for fiscal year 2000.

Summary Compensation Table

					Long-Term
					Compensation Awards		All
	Fiscal	Annual Compensation			Restricted Stock	Securities Underlying	Other Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Award(s)($)	Options (#)	($)
Charles T. Comiso	2000	$180,000		$50,000	314,000 (7)	1,200,000	$1,699 (1)
President, Chief Executive	1999	180,000		0	—	100,000	32,154 (1)
Officer and Director	1998	172,500	(2)	0	—	500,000	—

John R. Bennett	2000	163,083		0	—	220,000	—
Vice President of Sales	1999	184,147		0	—	12,500	—
and Marketing	1998	155,050		0	—	52,500 (3)	—

Richard R. Giandana	2000	97,490		30,000	—	181,000	—
Vice President of	1999	N/A(5)		N/A	N/A	N/A	N/A
Human Resources and	1998	N/A(5)		N/A	N/A	N/A	N/A
Administration

Joseph C. Klein	2000	125,000		30,000	—	240,000	—
Vice President of	1999	120,000		0	—	30,000	—
Operations and Engineering	1998	104,538	(4)	0	—	65,000	—

Terry W. Reynolds	2000	70,839	(6)	40,540	—	200,000	—
Vice President of Finance	1999	N/A		N/A	N/A	N/A	N/A
and Chief Financial Officer	1998	N/A		N/A	N/A	N/A	N/A

(1)	The amount shown was reimbursement for costs associated with Mr. Comiso’s relocation from Los Altos Hills, California to Austin, Texas.

(2)	The amount shown reflects Mr. Comiso’s compensation from October 21, 1997, the beginning date of his employment with the Company, through the end of fiscal 1998.

(3)	Includes 25,000 stock options issued in previous years that were re-priced on September 24, 1998 to $3.50 per share.

(4)	The amount shown reflects Dr. Klein’s compensation from November 10, 1997, the beginning date of his employment with the Company, through the end of fiscal 1998.

(5)	Mr. Giandana’s annual compensation did not exceed $100,000 in either 1999 or 1998.

(6)	The amount shown reflects the salary of Mr. Reynolds from January 16, 2000, the beginning date of his employment with the Company, through the end of fiscal 2000.

7)	Mr. Comiso was granted 300,000 shares on January 12, 2000 and 100,000 shares on March 8, 2000, both of which vest one year from the date of grant. The value of the restricted stock award was determined by multiplying the closing market price of the unrestricted Common Stock on the date of the grant by the number of shares of restricted stock held.

Stock Option Grants in Fiscal 2000

The following table provides information related to stock options granted to the named executive officers during fiscal 2000:

	Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted to Employees In Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Granted (#)(1)	2000	($/Sh)	Date	5%($)	10%($)
Charles T. Comiso	475,000		$.48	12/28/06	92,819	216,307
	175,000		$.48	12/28/06	34,196	79,692
	250,000		$.50	01/04/07	50,888	118,590
	300,000		$.52	06/05/07	63,508	148,000

	1,200,000	40.2%			241,411	562,589

John R. Bennett	50,000		$.48	12/28/06	9,770	22,769
	137,500		$.52	06/05/07	29,108	67,833
	32,500		$.52	06/05/07	6,880	16,033

	220,000	7.4%			45,758	106,635

Richard R. Giandana	22,500		$.48	12/28/06	4,397	10,246
	137,250		$.52	06/05/07	29,055	67,710
	21,250		$.52	06/05/07	4,498	10,483

	181,000	6.1%			37,950	88,439

Joseph C. Klein	62,500		$.48	12/28/06	12,213	28,462
	25,000		$.51	01/04/07	5,191	12,096
	80,000		$.52	06/05/07	16,935	39,467
	47,500		$.52	06/05/07	10,055	23,433
	25,000		$.52	06/05/07	5,292	12,333

	240,000	8.0%			49,687	115,791

Terry W. Reynolds	70,000		$.48	12/28/06	13,679	31,877
	130,000		$.52	06/05/07	27,520	64,133

	200,000	6.7%			41,199	96,010

(1)	For each named executive officer, the option listed represents a grant under the Company’s 1993 Stock Option Plan. The options granted in fiscal 2000 are exercisable one-fourth on each of the four anniversaries following the date of grant.

(2)	Calculation based on stock option exercise price over period of option assuming annual compounding. The columns present estimates of potential values based on certain mathematical assumptions. The actual value, if any, that an executive officer may realize is dependent upon the market price on the date of option exercise.

Aggregated Stock Option Exercises in Fiscal 2000 and Fiscal Year End Option Values

     The following table provides information related to stock options exercised by the named executive officers during the fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

	Individual Grants
	Shares Acquired Upon Option Exercise	Realized Value	Number of Securities Underlying Unexercised Options at FY End(#)		Value(1) of Unexercised In-the-Money Options at FY End($)
Name	(#)	(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles T. Comiso	0	N/A	150,000	1,650,000	$15,750	$1,554,250

John R. Bennett	0	N/A	38,125	246,875	1,969	278,506

Joseph C. Klein	0	N/A	40,000	295,000	4,725	312,125

Richard Giandana	0	N/A	16,875	206,625	2,756	231,799

Terry W. Reynolds	0	N/A	0	200,000	0	248,800

(1)	Market value of the underlying securities at September 30, 2000 ($1.75), minus the exercise price.

Employee Benefit Plans

401(k) Plan

     The Company maintains the Tanisys Technology, Inc. 401(k) Plan (the “401(k) Plan”). Participation in the 401(k) Plan is offered to eligible employees of the Company or its subsidiaries (collectively, “Participants”). Generally, all employees of the Company or its subsidiaries who are 18 years of age are eligible for participation in the 401(k) Plan, with no minimum employment period.

     The 401(k) Plan is a form of defined contribution plan that provides that Participants generally may make voluntary salary deferral contributions, on a pre-tax basis, of between 1% and 15% of their base compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments (“Voluntary Contributions”). On January 1, 2001, the Company began contributing 50% of the first 2% of a Participant’s compensation contributed as salary deferral. Prior to January 1, 2001, the Company had not made any matching contributions to the 401(k) Plan.

1993 Stock Option Plan

     The Company’s 1993 Stock Option Plan (as thereafter amended, the “1993 Option Plan”) is administered by a committee (the “Compensation/Stock Option Committee”) which currently consists of two non-employee members of the Board of Directors, Parris H. Holmes, Jr. and Theodore W. Van Duyn. The 1993 Option Plan grants broad authority to the Compensation/Stock Option Committee to grant options to key employees and consultants selected by such committee; to determine the number of shares subject to options; the exercise or purchase price per share, subject to regulatory requirements; the appropriate periods and methods of exercise and requirements regarding the vesting of options; whether each option granted shall be an incentive stock option (“ISO”) or a non-qualified stock option (“NQSO”) and whether restrictions such as repurchase options are to be imposed on shares subject to options and the nature of such restrictions, if any. In making such determinations, the Compensation/Stock Option Committee may take into account the nature and period of service of eligible participants, their level of compensation, their past, present and potential contributions to the Company and such other factors as the Compensation/Stock Option Committee in its discretion deems relevant. The purposes of the 1993 Option Plan are to advance the best interests of the Company by providing its employees and consultants who have substantial responsibility for the Company’s management, success and growth, with additional incentive and to increase their proprietary interest in the success of the Company, thereby encouraging them to remain in the Company’s employ or service.

     The 1993 Option Plan further directs the Compensation/Stock Option Committee to set forth provisions in option agreements regarding the exercise and expiration of options according to stated criteria. The Compensation/Stock Option Committee oversees the methods of exercise of options, with attention being given to compliance with appropriate securities laws and regulations.

     The options have certain anti-dilution provisions and are not assignable or transferable, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. During the lifetime of an optionee, the options granted under the 1993 Option Plan are exercisable only by the optionee or his or her guardian or legal representative. The Company or its subsidiaries may not make or guarantee loans to individuals to finance the exercise of options under the 1993 Option Plan. The duration of options granted under the 1993 Option Plan cannot exceed ten years (five years with respect to a holder of 10% or more of the Company’s shares in the case of an ISO).

     The 1993 Option Plan provides for the grant of ISOs under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and stock options that do not qualify under Section 422 of the Code (“NQSOs”). The option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant, or 110% of fair market value with respect to any ISO issued to a holder of 10% or more of the Company’s shares. The exercise price of NQSOs also is limited to the fair market value of the Common Stock on the date of grant. Common Stock issued under the 1993 Option Plan may be newly issued or treasury shares. The 1993 Option Plan does not permit the use of already owned Common Stock as payment for the exercise price of options. If any option granted under the 1993 Option Plan terminates, expires or is surrendered, new options may thereafter be granted covering such shares. Fair market value is defined as the closing price of the Common Stock as reported for that day in The Wall Street Journal listing of composite transactions for Nasdaq.

     The stockholders of the Company approved the 1993 Option Plan on March 31, 1994, which was adopted by the Board of Directors on October 25, 1993. Under the terms of the 1993 Option Plan, 5,000,000 shares of Common Stock are reserved for the granting of options. At December 31, 2000, options to purchase 4,091,625 shares had been granted.

     The 1993 Option Plan terminates on October 24, 2003. The Compensation/Stock Option Committee is authorized to amend or terminate the 1993 Option Plan at any time, except that it is not authorized without stockholder approval (except with regard to adjustments resulting from changes in capitalization) to (i) reduce the option price at which an ISO may be granted to an amount less than the fair market value per share at the time such option is granted; (ii) change the class of employees eligible to receive options; (iii) materially modify the requirements as to affiliate eligibility for participation in the 1993 Option Plan; (iv) materially increase the benefits accruing to participants under the 1993 Option Plan; or (v) effect an amendment that would cause ISOs issued pursuant to the 1993 Option Plan to fail to meet the requirements of “incentive stock options” as defined in Section 422 of the Code, provided, however, that the Compensation/Stock Option Committee shall have the power to make such changes in the 1993 Option Plan and in the regulations and administrative provisions thereunder or in any outstanding option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any ISOs granted pursuant to the Plan to continue to qualify as “incentive stock options” under the Code and the regulations which may be issued thereunder as in existence from time to time.

     On December 6, 2000, the Company filed a Registration Statement on Form S-8 with the Commission requesting that 7,000,000 shares of Common Stock be registered and set aside for both of the Company’s stock option plans, including the 5,000,000 shares of Common Stock subject to the 1993 Option Plan.

Employment Agreements

     The Company entered into an employment agreement with Charles T. Comiso effective October 21, 1997. The employment term covers one year and continues thereafter unless terminated by either party with 120 days’ notice. Mr. Comiso’s salary was $180,000 per annum until such time as the Company reported positive cash flow from operations for all three months of a fiscal quarter, then his salary increased to $240,000 per annum. This provision for positive cash flow was satisfied for the quarter ended December 31, 1999, resulting in Mr. Comiso’s salary increase effective January 1, 2000. However, Mr. Comiso has elected to defer the increase in salary until the fiscal year ending September 30, 2001. Under the terms of the employment agreement, the Company granted Mr. Comiso a seven-year option under the 1993 Option Plan to purchase 500,000 shares of its Common Stock at an exercise price of $4.00. The option vests as to 50,000 and 75,000 shares on the first and second anniversaries of his employment agreement, respectively, and 125,000 shares on each of the third, fourth and fifth anniversaries of his employment agreement. The agreement also provides that at such time as the Company reports positive cash flow from operations for all three months of a fiscal quarter, the Company will grant to Mr. Comiso a seven-year option to purchase 250,000 shares of its Common Stock under the 1993 Option Plan at an exercise price equal to the closing price of the Company’s Common Stock as reported on the Nasdaq Stock Market’s OTC Bulletin Board on the date of grant. The Company achieved this positive cash flow from continuing operations in the first quarter of fiscal 2000 and, therefore, on January 4, 2000, issued a seven-year option to purchase 250,000 shares at $0.50 per share. The option vests as to 62,500 shares on each of the first, second, third and fourth anniversaries of the date of grant. As part of the employment agreement, Mr. Comiso purchased $150,000 of the Company’s stock at a maximum price of $1.50 per share.

Compensation Committee Interlocks and Insider Participation

     None.

Performance Graph

     The Common Stock has been Registered under Section 12 of the Exchange Act since May 22, 1997. The following Performance Graph compares the Company’s cumulative total stockholder return on its Common Stock from May 22, 1997 through September 30, 2000, with the cumulative total return of the Nasdaq Stock Market Index (U.S. and foreign) and a peer group over the same period. The peer group is comprised of U.S. and foreign companies with similar standard industrial classification codes as the Company and whose stock is traded on the Nasdaq market. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 at May 22, 1997, and that all dividends were reinvested.

Comparison of Cumulative Total Return Among the Company, Nasdaq Stock Market Index and Peer Group

	5/22/97	9/30/97	9/30/98	9/30/99	9/30/00
Tanisys Technology, Inc.	100.0	113.5	52.4	13.5	24.5
Nasdaq Stock Market Index
(U.S. and Foreign)	100.0	123.2	122.3	199.2	266.5
Nasdaq Electronic
Components Index	100.0	119.9	95.5	194.0	339.1

The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

Audit Committee Report

     In connection with the September 30, 2000 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required by Statement of Auditing Standards No. 61; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No.1. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the Commision.

/s/ Parris H. Holmes, Jr.
————————————————
Parris H. Holmes, Jr.
Director and Audit Committee Member

/s/ William D. Jobe
————————————————
William D. Jobe
Director and Audit Committee Member

Section 16(a) Beneficial Ownership Reporting Compliance

     Paragraph Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations, during the fiscal year ended September 30, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For the fiscal year ended September 30, 2000, Parris H. Holmes, Jr., Chairman of the Board of Directors received $72,736 for expenses incurred in connection with issues involving corporate finance, business operations, business opportunities and investor relations.

     During the fiscal year ended September 30, 2000, the Company paid its outside counsel, who also acts as corporate secretary, $53,711 in Common Stock and stock options for professional services relating to legal issues.

     On January 12, 2000, in connection with the sale of the Company’s memory module manufacturing business, the Company issued an aggregate of 575,000 shares of the Company’s Common Stock valued at $223,300 to the Company’s chairman, president, outside legal counsel, who also acts as corporate secretary, and legal consultants.

     On March 5, 2000, the Company completed a private placement of 1,528,750 shares of Common Stock for $1,223,000. Investors who participated in the private placement included Theodore W. Van Duyn, director, Charles T. Comiso, Chief Executive Officer, President and Director, W. Audie Long, outside legal counsel, who also acts as Corporate Secretary, John R. Bennett, Vice President of Sales and Marketing, Richard R. Giandana, Vice President of Human Resources and Administration, Joseph C. Klein, Vice President of Operations and Engineering, and Terry W. Reynolds, Vice President of Finance. In addition to the above, a majority of the Company’s employees participated in this private placement.

     The Company issued a total of 250,000 shares of Common Stock on March 8, 2000, to its chairman, president and corporate secretary in connection with the aforementioned March 5, 2000 private placement of Common Stock. The Common Stock was valued at $200,000 based on the market value at the date of issue.

     In the second fiscal quarter of the year ended September 30, 2000, the Company issued 4,000,000 shares of Common Stock for repayment of $1,799,913 of debt, net of discounts. Certain debt holders participating included Parris H. Holmes, Jr., Chairman, Charles T. Comiso, Chief Executive Officer, President and Director, and W. Audie Long, outside legal counsel, who also acts as Corporate Secretary.

PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposals of holders of Common Stock intended to be presented pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) at the Annual Meeting of Stockholders to be held in 2002 must be received by the Company, addressed to the Corporate Secretary of the Company at 12201 Technology Boulevard, Suite 125, Austin, Texas 78727-6101, by October 10, 2001 to be considered for inclusion in the Company’s proxy statement and form of proxy related to such meeting. After October 10, 2001, notice to the Company of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person or persons named in proxies solicited by the Board of Directors of the Company for its 2002 Annual Meeting of Stockholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

OTHER MATTERS

     As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.

By Order of the Board of Directors /s/ W. Audie Long —————————————— W. Audie Long Corporate Secretary

Austin, Texas February 8, 2001